UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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MENTOR GRAPHICS CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2012 PROXY STATEMENT

MENTOR GRAPHICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

to be held at

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

on May 30, 2012, at 10:00 a.m.

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

Whether or not you plan to attend the meeting, we encourage you to read Mentor’s proxy materials and vote your proxy.

We thank you for your continued support and interest in the company.

On behalf of the Board of Directors,

/s/ Walden C. Rhines

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 30, 2012

To the Shareholders of Mentor Graphics Corporation:

The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Wednesday, May 30, 2012 at 10:00 a.m., Pacific Daylight Time, at our principal executive offices located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To conduct a shareholder advisory vote on executive compensation;

3.	To re-approve the Company’s Executive Variable Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2013; and

5.	To transact any other business that may properly come before the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on April 9, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to vote by telephone or by Internet by following the instructions on the proxy card, or to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

Sincerely,

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

May 1, 2012

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 30, 2012:

The Notice of Annual Meeting, the Proxy Statement and the Annual Report/Form 10-K are available at

www.mentor.com/company/investor_relations/filings/index.cfm

Mailed to Shareholders on

or about May 1, 2012

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

PROXY STATEMENT

Mentor Graphics Corporation (“Mentor” or the “Company”) is soliciting the enclosed proxy card for use at its Annual Meeting of Shareholders to be held Wednesday, May 30, 2012 at 10:00 a.m., Pacific Daylight Time, or at any adjournment of that meeting (the “Annual Meeting”). The Company will hold the Annual Meeting at its principal executive offices located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Company’s telephone number at its principal executive offices is (503) 685-7000.

Procedural Matters

Shareholders of record at the close of business on April 9, 2012 are entitled to notice of, and to vote at, the meeting. At the record date, 110,093,362 shares of Mentor Graphics Corporation Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

If you are a shareholder of record, please vote by telephone or by Internet by following the instructions on the proxy card or sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares are not held in your name, but rather held in an account at a brokerage firm, bank or other nominee (this is called “street name”), please follow the instructions provided by your bank, broker or other nominee to vote or to change your vote. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can sign, date and return a voting instruction form to your bank, broker or other nominee.

ELECTION OF DIRECTORS

(Proposal No. 1)

The directors of the Company are elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee other than Keith L. Barnes and J. Daniel McCranie is currently serving as a director of the Company. Each of the nominees has agreed to be named in this Proxy Statement and to serve as a director if elected. Current directors Jose Maria Alapont and Gary S. Meyers were not nominated for re-election as directors.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned as of April 9, 2012
			Number of Shares		Percent of Total
Keith L. Barnes	60	—	0		0
Sir Peter L. Bonfield	67	2002	88,541	(1)	*
Gregory K. Hinckley	65	2000	1,471,974	(2)	1.3
J. Daniel McCranie	68	—	0		0
Kevin C. McDonough	61	1999	156,648	(3)	*
Patrick B. McManus	72	2003	157,148	(4)	*
Walden C. Rhines	65	1993	2,006,468	(5)	1.8
David S. Schechter	36	2011	9,648	(6)	*

*	Less than 1%

(1)

Includes 50,893 shares subject to options exercisable within 60 days of April 9, 2012 and 4,824 shares subject to restricted stock units under which shares are issuable within 60 days of April 9, 2012. Also includes 8,324 shares subject to restricted stock units under which shares become issuable upon leaving the Board for any reason.

(2)	Includes 1,277,636 shares subject to options exercisable within 60 days of April 9, 2012.

(3)

Includes 91,500 shares subject to options exercisable within 60 days of April 9, 2012 and 4,824 shares subject to restricted stock units under which shares are issuable within 60 days of April 9, 2012. Also includes 31,500 shares subject to options that become exercisable upon leaving the Board for any reason and 4,824 shares subject to restricted stock units under which shares become issuable upon leaving the Board for any reason.

(4)

Includes 97,500 shares subject to options exercisable within 60 days of April 9, 2012 and 4,824 shares subject to restricted stock units under which shares are issuable within 60 days of April 9, 2012. Also includes 31,500 shares subject to options that become exercisable upon leaving the Board for any reason and 4,824 shares subject to restricted stock units under which shares become issuable upon leaving the Board for any reason.

(5)	Includes 1,516,627 shares subject to options exercisable within 60 days of April 9, 2012.

(6)

Includes 4,824 shares subject to restricted stock units under which shares are issuable within 60 days of April 9, 2012. Also includes 4,824 shares subject to restricted stock units under which shares become issuable upon leaving the Board for any reason.

Business Experience and Qualifications of Nominees:

Dr. Walden C. Rhines

Dr. Rhines has been Chairman of the Board and Chief Executive Officer of the Company since 2000, and was President and Chief Executive Officer of the Company from 1993 to 2000. He is currently a director of TriQuint Semiconductor, Inc. (manufacturer of semiconductors), and served as a director of Cirrus Logic, Inc.

(manufacturer of semiconductors) from 1995 to 2009. Dr. Rhines is currently in his fifth term as chair of the Electronic Design Automation Consortium. He is also a board member of the Semiconductor Research Corporation. He has previously served as chair of the Semiconductor Technical Advisory Committee of the Department of Commerce, and as a member of the boards of directors of the Computer and Business Equipment Manufacturers’ Association (CBEMA), SEMI-Sematech/SISA (a semiconductor equipment suppliers board), University of Michigan National Advisory Council, Lewis and Clark College and SEMATECH. Prior to joining Mentor, Dr. Rhines was Executive Vice President, Semiconductor Group of Texas Instruments Incorporated from 1987 to 1993. During a 21-year career at Texas Instruments, he held numerous executive and management positions. He was co-inventor of a patented invention that is fundamental to solid state lighting and DVDs.

Dr. Rhines is nominated for election because he is our CEO, has extensive executive management experience, and has deep and broad knowledge of the semiconductor and electronics design industries.

Gregory K. Hinckley

Mr. Hinckley has been President of the Company since 2000, and was Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000. He continued to function as the Company’s Chief Financial Officer from 2000 to July 2007, and again became the Chief Financial Officer in December 2008. He is a director of Intermec, Inc. (a provider of integrated system solutions), Super Micro Computer, Inc. (a server board, chassis and server systems supplier), and SI Bone, Inc. (a privately held medical device company). Until 2007, Mr. Hinckley was also a director of Amkor Technology, Inc. (a provider of semiconductor packaging and test services). Prior to joining Mentor, Mr. Hinckley was Vice President, and then Senior Vice President, of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997.

Mr. Hinckley is nominated for election because he is our Chief Operating Officer and has broad business management experience with technology companies.

Keith L. Barnes

Mr. Barnes has been self-employed as a private investor since June 2011. From 2006 through December 2010, Mr. Barnes served as member of the Board of Directors and President and Chief Executive Officer of Verigy Ltd. (a provider of advanced semiconductor test solutions). He continued to serve as Verigy’s Chairman of the Board until its acquisition in June 2011 by Advantest. From 2003 through 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc. (an integrated circuit probe manufacturer) located in San Jose, California. From August 2002 to October 2003, Mr. Barnes was Vice Chairman of the Board of Directors of Oregon Growth Account and a management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (IMS) (a manufacturer of engineering test stations and test software) from 1995 until 2001, and also as Chairman of the Board of Directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes currently serves on the Board of Directors of Intermec, Inc. (a provider of integrated system solutions), JDS Uniphase Corporation (a provider of communications test and measurement solutions and optical products), and Spansion, Inc. (a semiconductor manufacturer). Mr. Barnes previously served on the Board of Directors of Cascade Microtech, Inc. (a developer of wafer probe solutions).

Mr. Barnes is nominated for election because he has extensive CEO experience, and has deep and broad knowledge of the electronic design automation and semiconductor related industries. Mr. Barnes was recommended by our President to the Nominating and Corporate Governance Committee for consideration as a director nominee.

Sir Peter Bonfield

Sir Peter Bonfield has been a self-employed international business advisor since 2002 and has been Chairman of NXP Semiconductor N.V. (a semiconductor company) since 2006. He served as Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002 and before that served as Chairman and Chief Executive Officer of ICL plc (a UK-based information technology company). Sir Peter is a director of Sony Corporation (a worldwide provider of electronics, games, music, movies and financial services), Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors), Telefonak-tiebolaget LM Ericsson (a telecommunications equipment manufacturer), and Actis LLP (a private equity investor in emerging markets). He previously served as a director of AstraZeneca PLC (a pharmaceuticals company) from 1995 to 2007. He is a senior advisor to N.M. Rothschild London and a member of the advisory boards of the Longreach Group and New Venture Partners. He also serves as an advisor to Apax Partners LLP and a board mentor to CMi. He has received numerous honors for his contributions to business, including a knighthood, and is a fellow of the Royal Academy of Engineering.

Sir Peter is nominated for election because he has extensive international business and CEO experience.

J. Daniel McCranie

Mr. McCranie has been self-employed as a private investor since September 2010. Since August 2002, Mr. McCranie has served as Chairman of the Board and since November 2001 as a Director of ON Semiconductor Corporation, a supplier of semiconductors. From October 2008 to September 2010, Mr. McCranie served as Executive Chairman of Virage Logic, a provider of semiconductor intellectual property. Previously, Mr. McCranie served at Virage Logic as President and Chief Executive Officer from January 2007 to October 2008, Executive Chairman from March 2006 to January 2007, and Chairman of the Board of Directors from August 2003 to March 2006. From 1993 until his retirement in 2001, Mr. McCranie was employed in various positions, including as Executive Vice President, Marketing and Sales, with Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves on the boards of directors of Cypress Semiconductor Corporation and Freescale Semiconductor Holdings I, Ltd. (a semiconductor manufacturer). Within the last five years, Mr. McCranie also served on the board of directors of Actel Corporation (a designer and provider of field programmable gate arrays and programmable system chips).

Mr. McCranie is nominated for election because of his nearly 40 years of sales and marketing experience in the semiconductor and communications industries, including management experience as a CEO of two publicly held semiconductor companies. Mr. McCranie was recommended by a third-party director search firm hired by the Nominating and Corporate Governance Committee to identify and recruit candidates for consideration as director nominees.

Kevin C. McDonough

Mr. McDonough has been President of Kammstone LLC (a consulting firm providing services to the electronics industry) since 2002. He served as a director of Caustic Graphics, a startup in computer graphics from 2007 until it was sold in 2010. He previously served as President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002. Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999 and Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997. Mr. McDonough spent 15 years in various semiconductor design and product development roles at Texas Instruments, where he was an inventor on 23 patents.

Mr. McDonough is nominated for election because he has CEO experience running a software company serving the electronics design market. He also has extensive engineering experience in semiconductor design.

Patrick B. McManus

Mr. McManus has been self-employed as a private investor since 1987. He was Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987, and Chief Financial Officer of various companies prior to 1984 including Univest, Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation. Earlier in his career, he was controller of the African and Middle East division of Singer Corporation.

Mr. McManus is nominated for election because he has strong financial credentials that he brings to his role as Chair of our Audit Committee, and broad business experience, including international experience.

David S. Schechter

Mr. Schechter currently is responsible for co-executing a small/mid cap investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages third party investment funds. Prior to April 2010, Mr. Schechter served as a Managing Director for Icahn Capital LP and in a variety of investment advisory roles for Mr. Icahn since 2004, providing investment and strategic advice across multiple industries, asset classes, and geographies. Mr. Schechter serves on the board of directors of The Hain Celestial Group, Inc., a natural and organic food and personal care products company, and Federal-Mogul Corporation, an automotive and industrial equipment supplier. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls the company or (ii) has an interest in the company through the ownership of securities. Mr. Schechter previously served as a director of WCI Communities, Inc., a homebuilding company, XO Communications, a telecommunications company, BKF Capital Group, Inc., an investment advisory business and WestPoint International, Inc., a manufacturer of bed and bath home fashion products. Prior to joining Mr. Icahn in January 2004, Mr. Schechter served as a Vice President of Global Special Situations at Citigroup, a unit responsible for making proprietary investments in distressed situations.

Mr. Schechter is nominated for election because he brings significant finance and investment experience to the Board. He has served on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies.

Vote Required For Approval

Under Oregon law, if a quorum is present at the meeting, the eight nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Leadership, Corporate Governance, Board Independence, Committees and Meetings

The Company’s Board of Directors recognizes that one of its key corporate governance responsibilities is to determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no generally accepted approach to providing Board leadership and that given the fast moving and competitive environment in which we operate, the right Board leadership structure may vary over time. Consistent with this understanding, the independent Directors review the Board’s leadership structure on a periodic basis, including consideration of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board. The Board, which consists of a substantial majority of independent Directors who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s key Committees—Audit, Compensation and Nominating and Corporate Governance—are comprised entirely of independent Directors.

The Board has adopted Corporate Governance Guidelines (available on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics) which set forth principles regarding the composition of the Board, director selection and independence, and Board committee structure. The Corporate Governance Guidelines establish the position of Lead Independent Director, and Sir Peter Bonfield currently serves in that capacity. The Lead Independent Director, along with the Chairman of the Board, establishes the agenda for regular Board meetings, acts as a formal liaison between the independent Directors and the Chairman to encourage frequent communication and serves as chairman of regular Board meetings when the Chairman is absent. Dr. Rhines currently serves as both Chairman of the Board and Chief Executive Officer, and has served in those roles since 2000. The Board of Directors believes that its current leadership structure, combining an executive chairman with a strong independent lead director and a substantial majority of independent directors, provides the Company with appropriate balance as well as decisive and effective leadership.

The Board of Directors has determined that all current directors other than Dr. Rhines and Mr. Hinckley are “independent directors” as defined in Nasdaq rules. The independent directors meet regularly without the presence of any management directors.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee, which consists of Directors Bonfield, McManus and Schechter, held seven meetings during fiscal year 2012. This committee oversees the internal audit, accounting and financial reporting processes of the Company and the audits of its financial statements and internal controls over financial reporting; appoints, compensates, retains and oversees the independent auditors; reviews and approves all audit and non-audit services performed by the independent auditors; and meets from time to time with management and the Company’s independent auditors to consider financial and accounting matters. The Audit Committee also meets with the independent auditors from time to time in executive session without members of management present. Company policy requires the Audit Committee to review any transaction or proposed transaction with a related person and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission (the “SEC”). The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at http://www.mentor.com/company/investor_relations/charters_ethics/.

The Compensation Committee, which consists of Directors Alapont, McDonough, and McManus, held four meetings during fiscal year 2012. See “Compensation Discussion and Analysis” below for more information about the Compensation Committee.

The Nominating and Corporate Governance Committee, which consists of Directors Bonfield, McDonough, and Meyers, held one meeting during fiscal year 2012. The Nominating and Corporate Governance Committee has a written charter, a copy of which is posted on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics. This Committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. In seeking nominees, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The recommendation should include the nominee’s name, qualifications for Board membership and consent to nomination, as well as the name, number of shares of Mentor Graphics Corporation stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in the Company’s bylaws addressing shareholder nominations of directors.

In selecting or recommending candidates, the Nominating and Corporate Governance Committee applies the factors in our Corporate Governance Guidelines. These factors include personal qualities and characteristics; accomplishments and reputation in the business community; current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; lack of preconception as to the Company’s business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and, diversity of viewpoints, background, experience and other demographics. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Committee believes it is essential that Board members represent diverse viewpoints, professional experience, education, skill and other individual qualities and attributes that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the committee or recommended by a shareholder: (1) in the case of incumbent directors, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the Committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of Nasdaq rules, and then selects candidates for recommendation to the Board of Directors by majority vote.

The Board of Directors held 19 meetings during fiscal year 2012. Director Alapont attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which he was a member during the portion of fiscal year 2012 in which he was a director. No other director attended fewer than 75% of such meetings. It is the Company’s practice that directors attend the Company’s annual meeting of shareholders. All the directors in office at the time of the 2011 Annual Meeting of Shareholders attended that meeting. Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to the Company’s Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Board’s Role in Risk Oversight

Our executive officers have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure that the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and function as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight. As noted below, we conducted a detailed compensation risk assessment of our compensation policies and practices.

The Board of Directors and its committees meet in person approximately four times a year. At each of these meetings, our President and Chief Financial Officer; Senior Vice President, World Trade; Vice President, Chief Human Resources Officer; Treasurer; and General Counsel are asked to report to the Board or, when appropriate, specific committees. Additionally, other members of management and employees are regularly requested to attend meetings and present information, including those responsible for our Internal Audit function. One of the purposes of these presentations is to provide direct communication between members of the Board and members of management as well as individual key contributors; the presentations provide members of the Board with the information necessary to understand the risk profile of the Company, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to general updates on the Company’s operational and financial condition, management reports to the Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Board of Directors allow the Board to assess management’s evaluation and management of the day-to-day risks of the Company.

Management is encouraged to communicate with the Board of Directors with respect to extraordinary risk issues or developments that may require more immediate attention between regularly scheduled Board meetings. Sir Peter Bonfield, as Lead Director, facilitates communications with the Board of Directors as a whole and is tasked with initiating the frank, candid discussions among the independent Board members necessary to ensure management is adequately evaluating and managing the Company’s risks. These intra-Board communications are essential in its oversight function. Additionally, all members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. These practices ensure that important issues affecting the Company are considered in relation to each other and, by doing so, risks that affect one aspect of our Company can be taken into consideration when considering other risks.

Director Compensation in Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Peter L. Bonfield	80,000	139,992	219,992
Kevin C. McDonough	72,500	139,992	212,492
Patrick B. McManus	85,000	139,992	224,992
David S. Schechter	40,190	139,992	180,182
Marsha B. Congdon(2)	20,732	—	20,732
James R. Fiebiger(2)	23,694	—	23,694
Fontaine K. Richardson(2)	22,213	—	22,213
Jose Maria Alapont	40,190	139,992	180,182
Gary S. Meyers	40,190	139,992	180,182

(1)

Represents the grant date fair value of restricted stock units granted in fiscal year 2012 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the last trading day before the grant date. On May 18, 2011, the day after certification of results for our 2011 Annual Meeting of Shareholders, all directors elected at the meeting were granted restricted stock units for 9,648 shares. On January 31, 2012, directors held unvested restricted stock units or unvested restricted stock awards for the following total numbers of shares of our Common Stock: Jose Maria Alapont, 9,648; Sir Peter L. Bonfield, 21,548; Kevin C. McDonough, 11,048; Patrick B. McManus, 11,048; Gary S. Meyers, 9,648; and David S. Schechter, 9,648. On January 31, 2012, directors held outstanding options for the following numbers of shares of our Common Stock: Sir Peter L. Bonfield, 50,893; Kevin C. McDonough, 123,000; and Patrick B. McManus, 129,000. Under the terms of the applicable award agreements, all unvested restricted stock units and awards, and nearly all unvested options, held by former directors Congdon, Fiebiger and Richardson became vested when their board service ended, and any options they did not exercise expired one month later.

(2)	Former directors Congdon, Fiebiger and Richardson were not re-elected as directors at our 2011 Annual Meeting of Shareholders.

In fiscal year 2012, cash fees were paid to our non-employee directors (“Outside Directors”) at the following annual rates:

Annual Fee Rate for FY 2012
Board Member Retainer	$50,000
Committee Member Retainer (per Committee)	10,000
Lead Director Retainer	10,000
Audit Committee Chair Retainer	15,000
Other Committees Chair Retainer	5,000

Outside Directors do not receive additional fees for meeting attendance. We reimburse directors for all reasonable travel and other expenses incurred in attending Board meetings and Board committee meetings.

The compensation of Outside Directors also includes equity awards granted under our 2010 Omnibus Incentive Plan (“Omnibus Plan”) at the time of each Annual Meeting. For the equity awards granted at the time of the 2011 Annual Meeting, the approved long-term incentive value of the award to each Outside Director was $140,000, and each director had the opportunity to elect in advance to receive this value as either (1) a stock option grant (for maximum of 25,000 shares), (2) a restricted stock unit award (for maximum of 12,500 shares), or (3) half as a stock option grant (for maximum of 12,500 shares) and half as a restricted stock unit award (for maximum of 6,250 shares). Based on directors’ elections and subject to the applicable maximums, the award program provided that the number of shares under restricted stock unit awards would be determined by dividing the grant value by the closing price of our Common Stock on the last trading day before the grant date, and that the number of shares under stock options would be determined by dividing the grant value by the Black Scholes value per share of such stock options on the last trading day before the grant date. For the 2011 Annual Meeting, all Outside Directors elected to receive their equity awards as restricted stock units. Accordingly, on May 18, 2011, the day after certification of results for our 2011 Annual Meeting, each Outside Director elected at that meeting was granted restricted stock units for 9,648 shares with a value of approximately $140,000 based on the closing price of our Common Stock on May 17, 2011. The shares underlying restricted stock unit awards become issuable over a two-year period, with 50 percent of the shares issued at the end of each year of the first two years following grant. If a director ceases to be a director for any reason or if there is a change in control of the Company, all shares underlying restricted stock unit awards will immediately be issued.

Outside Director Share Ownership Guidelines

To better align the interests of Board members with the interests of shareholders, the Board has adopted share ownership guidelines. Under these guidelines, Outside Directors are expected to achieve ownership of Mentor Graphics Corporation Common Stock with a value equal to three times the amount of the annual cash retainer (currently $50,000 resulting in an expected share ownership level of $150,000). Each Outside Director is expected to achieve this level of ownership within five years of initial election as a director. For this purpose, ownership includes shares underlying restricted stock units and the in-the-money value of exercisable stock options. As of January 31, 2012, all of the Outside Directors had either met the share ownership guidelines or were making appropriate progress towards meeting the guidelines.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s Common Stock as of April 9, 2012 (except as otherwise noted) by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table, by all directors and executive officers as of April 9, 2012 as a group and by two current directors not listed in the table of director nominees on page 2:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent
Carl C. Icahn 767 Fifth Avenue, 47th Floor New York, NY 10153	16,120,289	(3)	14.6

BlackRock, Inc. 40 East 52nd Street New York, NY 10055	7,187,684		6.5

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent
Walden C. Rhines	2,006,468	(4)	1.8

Gregory K. Hinckley	1,471,974	(5)	1.3

L. Don Maulsby	269,576	(6)	*

Brian M. Derrick	262,890	(7)	*

Dean M. Freed	190,486	(8)	*

All directors and executive officers as a group (13 persons)	4,656,039	(9)	4.1

Name of Director Not Nominated for Re-Election	Amount and Nature of Beneficial Ownership(1)		Percent
Jose Maria Alapont	9,648	(10)	*

Gary S. Meyers	12,648	(10)	*

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.

(2)	Shares beneficially owned as provided in Schedules 13D or 13G filed by the shareholders.

(3)	Mr. Icahn reported shared voting and dispositive power over all of the shares listed in the table above, which are owned directly by certain affiliated entities.

(4)	Includes 1,516,627 shares subject to options exercisable within 60 days of April 9, 2012.

(5)	Includes 1,277,636 shares subject to options exercisable within 60 days of April 9, 2012.

(6)	Includes 250,219 shares subject to options exercisable within 60 days of April 9, 2012.

(7)	Includes 242,332 shares subject to options exercisable within 60 days of April 9, 2012.

(8)	Includes 156,879 shares subject to options exercisable within 60 days of April 9, 2012.

(9)

Includes 3,692,828 shares subject to options exercisable within 60 days of April 9, 2012 and 28,944 shares subject to restricted stock units under which shares are issuable within 60 days of April 9, 2012. Also includes 63,000 shares subject to options that become exercisable upon directors who hold such options leaving the Board for any reason and 32,444 shares subject to restricted stock units under which shares become issuable upon directors who hold such restricted stock units leaving the Board for any reason.

(10)

Includes 4,824 shares subject to restricted stock units under which shares are issuable within 60 days of April 9, 2012. Also includes 4,824 shares subject to restricted stock units under which shares become issuable upon leaving the Board for any reason.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors consists of at least three directors, each of whom is independent under applicable Nasdaq rules. Currently, the Compensation Committee is comprised of Directors Alapont, McDonough, and McManus. Director McDonough currently serves as the chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter, which is available on our website at http://www.mentor.com/company/ investor_relations/charters_ethics.

Pursuant to its charter, the Compensation Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Compensation Committee has full authority to determine annual base and incentive compensation, equity incentives, benefit plans, perquisites and all other compensation for the executive officers. The Compensation Committee cannot delegate this authority. The Chief Executive Officer and the President and Chief Financial Officer provide recommendations to the Compensation Committee about compensation levels for the executive officers who report to them. The Chief Executive Officer and the President and Chief Financial Officer do not make recommendations, and are not present during deliberations or voting, regarding their own compensation. The Compensation Committee also reviews and approves all equity grants to officers and other employees.

During fiscal year 2012, the Compensation Committee continued to retain Exequity LLP as its independent advisor on compensation matters (the “Consultant”). The Consultant’s principal role is to provide independent advice to the Compensation Committee on all matters related to executive officer, director and employee compensation and benefit programs. The Consultant reports directly to the chair of the Compensation Committee who directs the Consultant’s work. During fiscal year 2012, the Consultant reviewed all materials provided by management to the Compensation Committee and participated in all but one of the meetings of the Compensation Committee, including executive sessions without management present, providing independent advice to the committee on the matters under consideration.

Elements and Objectives of our Compensation Program

The elements of our compensation program for executive officers include:

•	Base salaries

•	Annual performance-based compensation pursuant to a variable incentive pay (VIP) plan

•	Equity incentive awards—stock options and restricted stock units

•	401(k) matching contributions

•	Severance benefits, including change in control benefits

The executive officers named in the compensation tables of this Proxy Statement (the “Named Executive Officers”) are:

Walden C. Rhines, Chairman of the Board and Chief Executive Officer

Gregory K. Hinckley, President and Chief Financial Officer

L. Don Maulsby, Senior Vice President, World Trade

Brian M. Derrick, Vice President, Corporate Marketing

Dean M. Freed, Vice President and General Counsel

Executive Summary

The following is a brief overview of significant aspects of our executive compensation program in fiscal year 2012 that are discussed in more detail in the balance of this Compensation Discussion and Analysis:

•	After three years without a salary increase, base salaries for Dr. Rhines and Mr. Hinckley were increased by 5% effective August 1, 2011.

•

Exceptional financial performance, as measured by adjusted operating income that increased by 56% over the prior year, resulted in payouts of 125 — 129% of target incentive compensation amounts to the Named Executive Officers under our annual variable incentive pay plan.

•

Equity incentives were granted in September 2011 with long-term incentive values determined by reference to market survey data and allocated 50/50 between stock option and restricted stock unit awards, as in the previous year.

•	Our severance agreements with executive officers do not include a tax gross-up provision.

•

Our Officer Stock Ownership Policy aligns the interests of our executive officers with the interests of our shareholders by requiring officers to accumulate and maintain ownership of our common stock equal to a 3x or 1x multiple of their base salaries.

•

Our policy for recovery of incentive compensation, or “clawback policy,” allows the Board of Directors to recover incentive compensation from an executive officer who is involved in wrongful conduct that results in a restatement of our financial statements.

•

We conducted a detailed compensation risk assessment and concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Pay for Performance

The following graph illustrates how the average annual incentive cash payments to Named Executive Officers under our VIP plan have varied based on our performance as measured by adjusted operating income. See “Annual Variable Incentive Pay Plan Compensation” below for a description of adjusted operating income and additional details regarding our VIP plan.

Philosophy

Our executive compensation philosophy is to promote the achievement of Company performance objectives, ensure that executives’ interests are aligned with shareholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of comparable high technology industry companies. Also, our philosophy is that the compensation and equity incentives of each executive should be significantly influenced by the executive’s individual performance. We seek to achieve these objectives by providing a total compensation approach that includes base salary, variable pay based on the annual performance of the Company, and equity incentive awards consisting of stock options and restricted stock units.

Use of Market Benchmark Data

We annually obtain market data on executive compensation from the Radford Executive Survey and the Compensation Committee generally uses this data to help establish base salaries, equity award levels, and VIP target incentive compensation levels. The peer group of companies for which this data has been obtained consists of selected software and technology companies with annual revenues between $500 million and $2.0 billion. Each year our Vice President, Chief Human Resource Officer and the Consultant review the peer group, generally only recommending changes to the Compensation Committee if there is a change in status of peer group companies. In fiscal year 2012, this peer group consisted of the following companies:

•	Altera Corporation

•	Autodesk, Inc.

•	Avid Technology, Inc.

•	BMC Software, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	FEI Company

•	FLIR Systems, Inc.

•	JDS Uniphase Corporation

•	Linear Technology Corporation

•	Maxim Integrated Products, Inc.

•	National Instruments Corporation

•	National Semiconductor Corporation

•	Novellus Systems, Inc.

•	Nuance Communications, Inc.

•	Synopsys, Inc.

•	Trimble Navigation Limited

•	VeriSign, Inc.

•	Xilinx, Inc.

The peer group was changed in fiscal year 2012 to eliminate three companies that had been acquired, one company that had become too large to be an appropriate peer and one other company whose product line had shifted. After deleting those five companies, the peer group was reduced to eight companies which was considered too small. Accordingly, the Consultant recommended, and the Compensation Committee approved, the addition to the peer group of eleven technology companies of the appropriate size that are participants in the Radford Executive Survey. The staff of the Vice President, Chief Human Resource Officer and the Consultant analyze the peer group data and are responsible for developing recommendations regarding compensation adjustments, and communicating those recommendations to the Chief Executive Officer, the President and Chief Financial Officer and the Compensation Committee.

Consideration of Say-on-Pay Vote Results

The non-binding advisory resolution regarding compensation of the Named Executive Officers submitted to shareholders at our 2011 Annual Meeting was approved by over 92% of the votes cast. The Compensation Committee considered this favorable vote of the shareholders as a strong endorsement of our compensation program, and therefore has neither made, nor intends to make, any changes to our compensation program in response to that vote.

Base Salaries

Base salaries paid to executives are intended to provide competitive fixed pay and allow us to attract and retain highly talented individuals. The Compensation Committee’s general guideline is to target base salaries for executive officers at the 50th percentile of the peer group data. In setting and periodically adjusting base salaries, the Compensation Committee also considers Company performance and individual performance, job responsibilities and individual experience.

The Compensation Committee generally reviews all executive salaries on an annual basis, with salary adjustments becoming effective on August 1 of each year. Effective August 1, 2011, Dr. Rhines’ salary was increased by 5% to $692,529 in recognition of the Company’s strong performance in fiscal year 2011, the fact that his salary had not been increased in the three previous years and that his salary was below the 50th percentile of the peer group data. Mr. Hinckley’s salary was similarly increased by 5% to $566,067. The Compensation Committee continues to believe that the level of responsibilities fulfilled by Mr. Hinckley in his role as our President and Chief Financial Officer substantially exceed those of a typical President. Accordingly, the Compensation Committee has not relied on peer group data for him, but instead sets his salary in relation to Dr. Rhines’ salary, maintaining it at about 80% of Dr. Rhines’ salary since 2003. Mr. Freed’s salary increased by 10% on August 1, 2011 to $275,000 to reward him for steady performance and because his salary was substantially below the 50th percentile of the peer group data. Mr. Maulsby and Mr. Derrick each received 3% salary increases in the 2011 salary review, and Mr. Derrick’s salary was further increased by 8% to $325,000 effective January 1, 2012 in recognition of his strong performance and leadership in fiscal year 2012 and to position his salary closer to the 50th percentile of the peer group data.

Annual Variable Incentive Pay Plan Compensation

The Compensation Committee approves annual performance-based compensation through a Variable Incentive Pay (“VIP”) Plan. The purposes of the annual performance-based compensation are to motivate executive officers to produce higher levels of Company performance, allow them to share in our success, and contribute to a competitive total compensation package. Target incentive pay, expressed as a percentage of base salary paid during the year, is established for each executive based on peer group market practices, internal relationship to other executives and individual impact. The Compensation Committee generally reviews these target percentages annually as part of the annual salary review process conducted in the first quarter of each fiscal year, and any adjustments to the percentages take effect on August 1 (the first day of the second half of the fiscal year).

In fiscal year 2012, the Compensation Committee reviewed incentive pay percentages and made no adjustments to incentive pay for any of the Named Executive Officers other than for Mr. Maulsby. Mr. Maulsby’s target incentive pay percentage was increased from 80% to 100% of base salary to recognize his strong and consistent performance as a senior leader of our organization.

The Named Executive Officers other than Mr. Maulsby participate in a VIP which in fiscal year 2012 was based 100% on the Company’s overall performance as measured primarily by adjusted operating income, with a portion based on revenues. Revenue was again included as a second metric to the VIP for fiscal year 2012 to provide a mix of different performance measures considering multiple aspects of the Company’s financial performance. For VIP purposes, operating income is adjusted to eliminate special charges, stock-based compensation expense, amortization of intangible assets, impairments, accounting changes, and impacts of acquisitions during the year. The overall incentive compensation payout percentage up to the 100% target level was based 80% on the adjusted operating income component and 20% on the revenues component, and any payout above target was based 100% on achievement of adjusted operating income. The goals for the revenues component were $1,005 million for a 75% threshold payout and $1,055 million for a 100% target payout. These payout levels were 10% and 15%, respectively, above fiscal year 2011 revenues. Actual fiscal year 2012 revenues were $1,015 million, resulting in an 80% payout under this component. The goals for the adjusted operating income component were $138.1 million for a 50% threshold payout, $153.4 million for a 75% payout and $161.1 million for a 100% target payout, representing increases of 27%, 41% and 48%, respectively, over fiscal year 2011 adjusted operating income. The payout formula provided that 5.0% of participants’ target incentive compensation would be paid for each $1.534 million of adjusted operating income over the target payout level of $161.1 million. The maximum payout level under this component was limited only by the VIP Plan limitation of $5 million per person. In fiscal year 2012 we achieved adjusted operating income of $169.8 million, which generated a 129% payout under this component and, when combined with the 80% payout under the revenue component, an overall VIP payout level under the formula described above of 125%.

In fiscal year 2012, Mr. Maulsby participated in a VIP plan for senior sales executives based 100% on the Company’s overall performance as measured by product bookings and adjusted operating income. Mr. Maulsby was again separated from the corporate-level VIP to provide him an incentive more focused on product revenues, which he can directly affect as the worldwide leader of our sales efforts. For VIP purposes, product bookings consist of the dollar amount of systems and software orders and consulting and training orders executed during the fiscal year for which revenues have been recognized or will be recognized within six months for systems and software and within twelve months for consulting and training. The overall target incentive compensation payout percentage up to the 100% target level was based 80% on the product bookings component and 20% on the adjusted operating income component, but any payout above target was based 100% on achievement of adjusted operating income. The goals for the product bookings component required product bookings equal to 91% of fiscal year 2011 product bookings for a 50% threshold payout and product bookings equal to 96% of fiscal year 2011 product bookings for a 100% target payout. Actual fiscal year 2012 product bookings were 17% higher than fiscal year 2011 product bookings, resulting in the maximum 100% target payout under this component. The goals and payout formula for the adjusted operating income component of Mr. Maulsby’s VIP were the same as those under the VIP for other officers described above. Accordingly, based on the 100% payout under the product bookings component and our achievement of adjusted operating income of $169.8 million, Mr. Maulsby’s VIP generated an overall VIP payout level of 129%.

Special Bonus

In fiscal year 2012, the Company achieved a long-term goal of $1 billion in revenues. In recognition of Mr. Maulsby’s contributions to this milestone achievement as the worldwide leader of our sales organization since 1999, the Compensation Committee awarded him a discretionary bonus of $100,000 in addition to his VIP payout for services performed in fiscal year 2012.

Equity Incentive Awards—Stock Options and Restricted Stock Units

Equity incentive awards are intended to align executive interests with shareholder interests to promote creation of shareholder value, create a strong incentive for sustained long-term value growth by providing a wealth accumulation opportunity, attract and retain highly talented executives, and contribute to a competitive total compensation package. Equity incentive awards are typically granted at the first meeting of the Compensation Committee following the hire of key new employees and annually to a broad group of existing key employees, including executive officers.

In fiscal year 2012, the Compensation Committee continued the practice of using both restricted stock units and stock options as components of our equity incentive program. Restricted stock units are awards that provide for the issuance of shares as the award vests without payment of any purchase price by the award recipient. To provide an appropriate balance between the value retention of restricted stock units and the greater upside potential of stock options, equity incentive awards to executive officers are split 50/50 in value between restricted stock units and options.

The Compensation Committee also continued the practice in fiscal year 2012 of determining the size of annual equity incentive awards based on “long-term incentive values” as commonly reported in compensation surveys. An executive’s long-term incentive value for any year is generally equal to the grant date Black Scholes value of options granted to the executive during the year plus the grant date market price of restricted stock units granted to the executive during the year. As with base salaries, our general guideline for long-term incentive values is to target the 50th percentile of the peer group data. For Dr. Rhines, the Compensation Committee approved a long-term incentive value that was 13% higher than his award value in fiscal year 2011, which increased his long-term incentive value to the median of the peer group data. For Mr. Hinckley, consistent with our approach in setting his base salary, the Compensation Committee approved an increase in his long-term incentive value to maintain it at 84% of the value approved for Dr. Rhines. Mr. Derrick received a 40% increase in long-term incentive value of awards in fiscal year 2012 in recognition of his strong performance and demonstrated leadership during the year. Mr. Maulsby and Mr. Freed did not receive increases in the long-term incentive value of their awards in fiscal year 2012. The approved long-term incentive values were then allocated 50% to restricted stock unit grants and 50% to option grants, with the number of restricted stock units determined by dividing 50% of the long term incentive value by $10.63 per share, which was the closing market price of our common stock on the grant date, and the number of options determined by dividing 50% of the long term incentive value by $5.39796 per share, which was the Black Scholes value of the options on the grant date.

Annual option grants to executive officers are made in the form of incentive stock options (“ISOs”) to the fullest extent permitted under tax rules, with the balance granted in the form of nonqualified stock options (“NQSOs”). ISOs have potential income tax advantages for executives if the executive disposes of the acquired shares after satisfying certain holding periods. ISO exercises are exempt from Medicare tax, so both the executives and the Company may receive a small cash tax savings as a result of ISO grants. Tax laws provide that the aggregate grant date fair market value of shares underlying ISOs that become exercisable for any employee in any year may not exceed $100,000. Accordingly, each year we generally grant each executive officer ISOs for the maximum number of shares that, when multiplied by the option grant price, does not exceed $100,000. Our standard option vesting schedule of 25% on the first anniversary of the grant date and 1/48th each month thereafter is then applied to the total ISO and NQSO grant made each year, with the ISO portion of each grant generally becoming exercisable in the last part of the four-year vesting period. Our standard vesting schedule for restricted stock units is also a four-year schedule with shares vesting annually rather than monthly so as to avoid the administrative burden of monthly stock issuances and tax withholding.

For stock options granted to executive officers in fiscal years 2008 to 2010, we added a provision to the option agreements that will accelerate the vesting of the options if the recipient retires after reaching age 65 with 10 years of service. This provision provided Dr. Rhines and Mr. Hinckley (each of whom is currently age 65) with an additional incentive to remain with the Company through age 65. Restricted stock unit agreements have not included any provision for accelerated vesting on retirement, and the Compensation Committee decided to discontinue inclusion of this retirement provision in option agreements beginning in fiscal year 2011.

Officer Stock Ownership Policy

We have an Officer Stock Ownership Policy to further align the interests of our executive officers with the interests of our shareholders. The policy requires each of our executive officers to accumulate and maintain ownership of our common stock by the later of January 31, 2016 or five years after becoming an executive officer with a value equal to the following multiples of base salary: CEO and President: 3x; other executive officers: 1x. For this purpose, ownership includes shares underlying restricted stock units and the in-the-money value of exercisable stock options. If an executive officer does not meet the share ownership requirement as of the required compliance date or any fiscal year end thereafter, the officer is prohibited from selling any shares of our common stock until compliance is achieved, other than shares sold to cover tax withholding or the exercise price of stock options. As of January 31, 2012 and based on the closing market price for our common stock on that date, all of the executive officers met their share ownership requirements.

Clawback Policy

We have a policy for recovery of incentive compensation from executive officers in the event of misconduct (the “Clawback Policy”). The Clawback Policy was adopted to prevent executives involved in wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in that conduct. The Clawback Policy generally provides that the Board of Directors may recover incentive compensation from an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements for any fiscal quarter or year after fiscal 2011, provided the restatement occurs within three years after the end of the restated year. Incentive compensation for this purpose includes the full amount of any annual VIP incentive pay calculated based on the financial statements that were subsequently restated, and excess proceeds from sales of any stock acquired under equity incentive awards where such sales were made at inflated stock prices ensuing after the release of earnings that were subsequently restated.

401(k) Plan

Our Individual Deferred Tax and Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan pursuant to which all of the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the 401(k) Plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. We do not provide any supplemental retirement benefits to executive officers. Matching contributions in fiscal year 2012 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Severance Benefits, including Change in Control Benefits

We have provided change in control severance agreements to our executive officers since 1999. In March 2010, the Compensation Committee and the Board of Directors, with the advice of the Consultant, reviewed and approved updated severance agreements designed to be more consistent with current market practices and to address institutional shareholder concerns regarding tax gross-up provisions. Under our executive severance agreements, we have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or voluntary resignations without “good reason”) within 18 months after a change in control of the Company, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. The agreements also provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control.

The change in control severance benefits are intended to diminish the distraction that executive officers would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that the Company will continue to have each executive officer’s full dedication and services at all times. The severance benefits absent a change in control are intended to provide certainty regarding executives’ termination benefits when employment is terminated involuntarily and without cause, and to reduce disputes and litigation. Our severance benefits are designed to be competitive with similar benefits available at companies with which we compete for executive talent. These benefits, as one element of our total compensation program, help the Company attract, retain and motivate highly talented executive officers.

Change in control benefits generally consist of a lump sum cash payment; vesting acceleration and extension of stock options; restricted stock unit vesting acceleration; health, life and disability insurance continuation; director and officer insurance continuation; relocation expenses, and outplacement services. The lump sum cash payment is equal to three times the sum of base salary plus target incentive compensation for Dr. Rhines and Mr. Hinckley and one and one-half times the sum of base salary plus target incentive compensation for all other Named Executive Officers.

Severance agreements absent a change in control generally consist of a lump sum cash payment equal to two times base salary for Dr. Rhines and Mr. Hinckley and one and one-half times base salary for all other Named Executive Officers; a pro-rated incentive compensation payout for the final year of employment; one-year of additional vesting of options and restricted stock units; health, life and disability insurance continuation; and director and officer insurance continuation. Additional details and specific terms of the severance agreements are set forth under “Potential Payments upon Termination or Change in Control—Change in Control Compensation” and “Potential Payments upon Termination or Change in Control—Compensation on Other Involuntary Terminations” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year, excluding any person who, like Mr. Hinckley, served as principal financial officer during the year. In fiscal year 2012, the total salary and compensation on restricted stock unit vesting for Dr. Rhines exceeded $1,000,000, with the effect that a portion of the compensation paid to him was not deductible. VIP incentive compensation for all executive officers in fiscal year 2012 was not subject to the $1,000,000 cap on deductibility as we took steps to qualify the VIP awards as “performance-based compensation” under IRS regulations. It is also possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by us to executive officers in fiscal year 2012 were Incentive Stock Options. We receive no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is our current policy generally to grant options that meet those requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kevin C. McDonough, Chair

Jose Maria Alapont

Patrick B. McManus

COMPENSATION RISK ASSESSMENT

To determine the level of risk arising from our compensation policies and practices, the Company conducted a risk assessment and evaluation process during fiscal year 2012. The risk assessment examined the compensation programs applicable to all of our employees, not just our Named Executive Officers. The approach taken to conduct the risk assessment included an evaluation of governance processes, market competitiveness, and program design elements. We reviewed the process and results of the risk assessment with the Compensation Committee, and noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of fixed versus variable, and short-term versus long-term, compensation elements.

•	Annual cash incentives under our VIP plan approved by the Compensation Committee that focus employees on generation of operating income, a fundamental measure of value creation for shareholders.

•	Large proportion of total compensation provided in the form of long-term equity incentive awards, which align employee and shareholder interests.

•	Clawback policy to prevent executive officers from unjustly benefiting from wrongful conduct that result in a restatement of our financial statements.

•	Advice of outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based upon the results of our risk assessment, we concluded that the Company’s compensation programs and practices effectively link compensation to behaviors aligned with long-term Company welfare and shareholder value, and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows compensation paid by the Company to the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who were serving as executive officers on January 31, 2012 (“Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Walden C. Rhines	FY2012	676,040			1,124,994	1,125,000	971,808	7,432	3,905,274
Chairman of the Board and	FY2011	659,551			999,996	863,269	1,445,525	7,420	3,975,761
Chief Executive Officer	FY2010	659,551			715,028	987,760	758,483	7,350	3,128,172

Gregory K. Hinckley	FY2012	552,589			949,992	949,998	725,273	6,946	3,184,798
President and Chief	FY2011	539,111			849,994	731,379	1,078,815	7,406	3,206,705
Financial Officer	FY2010	539,111			585,432	808,729	566,067	7,350	2,506,689

L. Don Maulsby	FY2012	389,395	100,000	(5)	249,996	249,996	502,320	7,378	1,499,085
Senior Vice President,	FY2011	383,790			258,491	235,210	585,143	7,365	1,469,999
World Trade	FY2010	383,790			205,652	283,734	307,032	7,350	1,187,558

Brian M. Derrick	FY2012	297,083			174,991	174,996	204,245	7,438	858,753
Vice President Corporate	FY2011	284,441			124,997	113,737	298,197	7,357	828,729
Marketing	FY2010	278,882			77,143	106,431	153,385	7,350	623,191

Dean M. Freed	FY2012	262,500			124,998	124,995	180,469	7,412	700,374
Vice President, General
Counsel and Secretary

(1)

Represents the grant date fair value of restricted stock unit awards granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Common Stock on the grant date for stock awards in fiscal years 2010 and 2012 and on the closing market price on the last trading day before the grant date for stock awards in fiscal year 2011.

(2)

Represents the grant date fair value of options granted in the applicable year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2012.

(3)	Represents annual bonus earned for performance in the applicable year under our variable incentive pay plan.

(4)

For fiscal year 2012, consists entirely of Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code.

(5)	Represents a discretionary bonus awarded to Mr. Maulsby for accomplishments in fiscal year 2012. See “Compensation Discussion and Analysis—Special Bonus.”

Grants of Plan-Based Awards in Fiscal Year 2012

The following table contains information concerning the fiscal year 2012 incentive pay opportunities for the Named Executive Officers under our variable incentive pay plan and the restricted stock units and stock options granted to the Named Executive Officers in fiscal year 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares or Units (#)(2)	Option Awards: Number of Shares Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)		ISO(4)	NQSO(5)
Walden C. Rhines		427,595	777,446	5,000,000
	9/14/2011				105,832				1,124,994
	9/14/2011					9,407		10.63	50,779
	9/14/2011						199,005	10.63	1,074,221
Gregory K. Hinckley		319,120	580,218	5,000,000
	9/14/2011				89,369				949,992
	9/14/2011					9,407		10.63	50,779
	9/14/2011						166,585	10.63	899,219
L. Don Maulsby		194,698	389,395	5,000,000
	9/14/2011				23,518				249,996
	9/14/2011					9,647		10.63	52,074
	9/14/2011						36,666	10.63	197,922
Brian M. Derrick		89,868	163,396	5,000,000
	9/14/2011				16,462				174,991
	9/14/2011					11,404		10.63	61,558
	9/14/2011						21,015	10.63	113,438
Dean M. Freed		79,406	144,375	5,000,000
	9/14/2011				11,759				124,998
	9/14/2011					10,978		10.63	59,259
	9/14/2011						12,178	10.63	65,736

(1)

Amounts reported in these columns represent potential bonuses payable for performance in fiscal year 2012 under our variable incentive pay plan, or VIP. Amounts in the threshold column assume that threshold payout level is achieved under both components of the applicable VIP. The Compensation Committee annually approves target bonus levels as a percentage of base salary paid during the year. The percentages of base salary for the Named Executive Officers were as follows: Dr. Rhines—115%; Mr. Hinckley—105%; Mr. Maulsby—100%; Mr. Derrick—55%; and Mr. Freed—55%.

(2)

Amounts reported in this column represent restricted stock units awarded in fiscal year 2012. Restricted stock units become vested for 25% of the shares on each of the first four anniversaries of the grant date, and shares are issued upon vesting. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.”

(3)

The combined ISO and NQSO granted to each person generally becomes exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Except in the case of new-hire option grants, the ISO portion of each grant generally becomes exercisable at the end of the four-year vesting period. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(4)

All amounts reported under this heading represent the portion of the annual option grant intended to qualify as an ISO under the Internal Revenue Code. See “Compensation Discussion and Analysis—Stock Option Awards.”

(5)

All amounts reported under this heading represent the portion of the annual option grant that will not qualify as an ISO under the Internal Revenue Code and therefore is a NQSO. See “Compensation Discussion and Analysis—Stock Option Awards.”

(6)

For restricted stock units, represents the grant date fair value of the awards based on the closing market price of the Common Stock of $10.63 per share on September 14, 2011. For stock options, represents the grant date fair value of $5.39796 per share, which was estimated using the Black-Scholes option pricing model. The assumptions made in determining the option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2012.

Outstanding Equity Awards at January 31, 2012

The following table sets forth the information concerning outstanding options and restricted stock units held by the Named Executive Officers on January 31, 2012.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(6)		Market Value of Shares or Units That Have Not Vested
Walden C. Rhines	0	208,412	(2)	10.63	9/14/2021	105,832	(7)	1,467,890
	59,629	119,261	(3)	10.35	9/15/2020	72,464	(8)	1,005,076
	104,166	95,834	(4)	8.91	12/22/2019	40,124	(9)	556,520
	308,332	91,668	(5)	5.17	12/11/2018
	225,000	0		15.96	10/9/2017
	225,000	0		14.19	9/28/2016
	188,109	0		8.41	9/26/2015
	141,483	0		11.74	11/4/2014
	200,000	0		15.25	10/28/2013

Total	1,451,719	515,175				218,420		3,029,486

Gregory K. Hinckley	0	175,992	(2)	10.63	9/14/2021	89,369	(7)	1,239,548
	50,685	101,372	(3)	10.35	9/15/2020	61,594	(8)	854,309
	85,286	78,464	(4)	8.91	12/22/2019	32,852	(9)	455,657
	252,447	75,053	(5)	5.17	12/11/2018
	191,250	0		15.96	10/9/2017
	188,750	0		14.19	9/28/2016
	158,109	0		8.41	9/26/2015
	127,500	0		11.74	11/4/2014
	170,000	0		15.25	10/28/2013

Total	1,224,027	430,881				183,815		2,549,514

L. Don Maulsby	0	46,313	(2)	10.63	9/14/2021	23,518	(7)	326,195
	15,413	30,830	(3)	10.35	9/15/2020	18,732	(8)	259,813
	29,921	27,529	(4)	8.91	12/22/2019	11,540	(9)	160,060
	1,590	17,475	(5)	5.17	12/11/2018
	51,250	0		15.96	10/9/2017
	41,250	0		14.19	9/28/2016
	11,891	0		8.41	9/26/2015
	47,500	0		11.74	11/4/2014
	67,500	0		15.25	10/28/2013

Total	266,315	122,147				53,790		746,068

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(6)		Market Value of Shares or Units That Have Not Vested
Brian M. Derrick	0	32,419	(2)	10.63	9/14/2021	16,462	(7)	228,328
	7,453	14,908	(3)	10.35	9/15/2020	9,058	(8)	125,634
	11,223	10,327	(4)	8.91	12/22/2019	4,328	(9)	60,029
	38,059	11,316	(5)	5.17	12/11/2018
	34,063	0		15.96	10/9/2017
	29,375	0		14.19	9/28/2016
	34,688	0		8.41	9/26/2015
	24,688	0		11.74	11/4/2014
	35,000	0		15.25	10/28/2013
	20,000	0		5.66	9/25/2012

Total	234,549	68,970				29,848		413,991

Dean M. Freed	0	23,156	(2)	10.63	9/14/2021	11,759	(7)	163,097
	7,453	14,908	(3)	10.35	9/15/2020	9,058	(8)	125,634
	6,588	6,062	(4)	8.91	12/22/2019	2,540	(9)	35,230
	20,233	6,017	(5)	5.17	12/11/2018
	22,500	0		15.96	10/9/2017
	26,250	0		14.19	9/28/2016
	22,500	0		8.41	9/26/2015
	21,250	0		11.74	11/4/2014
	25,000	0		15.25	10/28/2013

Total	151,774	50,143				23,357		323,961

(1)

Options generally become exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Outstanding options reported on each line of the above table include both the incentive stock option and nonqualified stock option granted on the same date with the same exercise price.

(2)

25% of these shares will become exercisable on September 14, 2012, and 1/48th of these shares will become exercisable on the 14th day of each month thereafter, becoming fully exercisable on September 14, 2015.

(3)	1/32nd of these shares will become exercisable on February 15, 2012 and on the 15th day of each month thereafter, becoming fully exercisable on September 15, 2014.

(4)	1/23rd of these shares will become exercisable on February 22, 2012 and on the 22nd day of each month thereafter, becoming fully exercisable on December 22, 2013.

(5)	1/11th of these shares will become exercisable on February 11, 2012 and on the 11th day of each month thereafter, becoming fully exercisable on December 11, 2012.

(6)	Restricted stock units generally vest for 25% of the shares on each of the first four anniversaries of the grant date, becoming fully vested on the fourth anniversary of the grant date.

(7)

25% of the shares underlying these restricted stock units will be issued on September 14, 2012 and on each of the next three anniversaries of that date, with the last installment of shares being issued on September 14, 2015.

(8)

One-third of the shares underlying these restricted stock units will be issued on September 15, 2012 and on each of the next two anniversaries of that date, with the last installment of shares being issued on September 15, 2013.

(9)	One-half of the shares underlying these restricted stock units will be issued on December 22, 2012 and the remaining shares will be issued on December 22, 2013.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table sets forth information with respect to options that were exercised by Named Executive Officers during fiscal year 2012 and restricted stock units held by Named Executive Officers that vested during fiscal year 2012.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Walden C. Rhines	143,224	994,132	44,217	522,633
Gregory K. Hinckley	114,707	817,935	36,957	435,930
L. Don Maulsby	58,915	352,523	12,013	142,820
Brian M. Derrick			5,184	60,787
Dean M. Freed	19,882	145,601	4,290	48,950

Equity Compensation Plan Information

The following table provides information as of January 31, 2012 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($)(1)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders(2)	9,986,116	10.98	13,133,900
Equity compensation plans not approved by security holders(3)(4)	2,225,977	8.12	0
Total	12,212,093	10.24	13,133,900

(1)	Represents the weighted average exercise price of the outstanding options included in column (a); outstanding restricted stock units are not included in the calculation.

(2)

Includes 6,401,014 options and 3,585,102 restricted stock units outstanding under the Company’s 2010 Omnibus Incentive Plan, 1982 Stock Option Plan and 1987 Non-Employee Directors’ Stock Plan, as well as 7,299,115 shares available for future issuance under the Company’s 2010 Omnibus Incentive Plan and 5,834,785 shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(3)

All outstanding options shown here are under the Company’s 1986 Stock Plan which was terminated with respect to future grants in July 2010. The 1986 Stock Plan provided for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally granted options under the 1986 Stock Plan only to persons who were not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(4)

In connection with the acquisitions of Valor Computerized Systems Ltd. in 2010 and LogicVision, Inc. in 2009 the Company assumed employee stock options. Of those assumed options, options for a total of 560,255 shares with an average exercise price of $6.29 per share remained outstanding at January 31, 2012. Assumed options are not included in the above table.

Potential Payments upon Termination or Change in Control

Retirement Benefits Under Stock Options Granted in Fiscal Years 2008 to 2010

The stock option agreements governing options granted in fiscal years 2008 to 2010 provide that the options shall become fully exercisable upon the Named Executive Officer’s retirement and that the standard 30-day period for exercising vested options following termination of employment will be extended to two years after retirement, but not beyond each option’s original 10-year term. Retirement includes any termination of the Named Executive Officer’s employment after such officer has reached age 65 and has been employed by the Company for at least 10 years. These provisions do not apply to options granted after January 2010 or prior to October 2007. As of January 31, 2012, Dr. Rhines and Mr. Hinckley were each 65 years old with over 10 years of employment and therefore were eligible for retirement under these provisions. The options granted to Dr. Rhines and Mr. Hinckley in fiscal years 2008 to 2010 are referred to herein as the “Retirement Eligible Options.” If Dr. Rhines or Mr. Hinckley had terminated employment (i.e., retired) on January 31, 2012, the sum of (i) for outstanding unexercisable Retirement Eligible Options, the aggregate value as of January 31, 2012 of those options assuming a two-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable Retirement Eligible Options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to two years, with the option values for 30-day and two-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, was $2,316,259 for Dr. Rhines, and $1,918,050 for Mr. Hinckley.

As of January 31, 2012, Mr. Maulsby was 60 years old and he will turn 65 before his options granted in fiscal years 2008 to 2010 expire. To provide some estimate of the value of extending the post-termination exercise period upon his retirement from 30 days to two years, if it is assumed that the closing market price of our Common Stock on Mr. Maulsby’s 65th birthday is the same as it was on the last trading day of fiscal year 2012, then the increase in value of currently outstanding options whose exercise period would be extended upon retirement at age 65, calculated using the Black-Scholes option pricing model for options with 30-day and 2-year remaining terms and with other assumptions consistent with those currently used for valuing our options under accounting guidance applicable to stock-based compensation, would be $169,623 for Mr. Maulsby.

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or where the officer voluntarily resigns without “good reason”) within 18 months after a “change in control” of Mentor, except that this agreement is extended to 24 months for Dr. Rhines and Mr. Hinckley. See “Compensation Discussion and Analysis—Severance Benefits, including Change in Control Benefits.” In our severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 40% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of Mentor through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or comply with specific directives of the Board of Directors, willful commission of an act of fraud or dishonesty resulting in material financial injury to us, and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, a home office relocation of over 25 miles, and failure by us to pay any compensation or to comply with the other provisions of the severance agreements.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on January 31, 2012 and each officer’s employment was terminated on that date by us without cause or by the officer for good reason.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Restricted Stock Unit Acceleration(3)	Health, Life and Disability Insurance Continuation(4)	Director and Officer Insurance Continuation(5)	Relocation Expenses(6)	Outplacement Services(7)	Total(8)
Walden C. Rhines	$4,466,811	$4,904,543	$3,029,485	$37,743	$37,769	$254,650	$0	$12,731,001
Gregory K. Hinckley	$2,537,009	$4,118,011	$2,549,514	$0	$37,769	$0	$0	$9,242,303
L. Don Maulsby	$1,185,000	$1,045,369	$746,067	$18,753	$37,769	$0	$19,000	$3,051,958
Brian M. Derrick	$755,625	$611,230	$413,992	$24,806	$37,769	$0	$19,000	$1,862,422
Dean M. Freed	$639,375	$442,431	$323,962	$24,258	$37,769	$0	$19,000	$1,486,795

(1)

Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason within 18 months after a change in control, except that this protection is 24 months for Dr. Rhines and Mr. Hinckley. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to three times the sum of base salary plus target incentive compensation as in effect at the time of the change in control. The cash severance payment for all other executive officers is equal to one and one-half times the sum of base salary plus target incentive compensation as in effect at the time of the change in control. These amounts are payable in a lump sum within five days after termination.

(2)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s outstanding options will immediately become vested and exercisable, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 12 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of January 31, 2012 of those options assuming a 24-month remaining term for the Retirement Eligible Options and a 12-month remaining term for all other options and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to either 24 months or 12 months, as applicable, with the option values for 30-day, 12-month and 24-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)

Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s unvested restricted stock units will immediately vest. Information regarding unvested restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on a change in control based on a stock price of $13.87 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2012.

(4)

Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us, but not to the extent similar benefits are provided by a subsequent employer. The insurance benefits continue for 24 months for Dr. Rhines and Mr. Hinckley and for 18 months for all other executive officers. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2012.

(5)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of a six-year tail policy with coverage similar to our current director and officer liability insurance policy.

(6)

Relocation Expenses. If cash severance benefits are triggered, the severance agreements for Dr. Rhines and Mr. Hinckley also provide for reimbursement of relocation expenses incurred for relocations occurring within 24 months following termination. The amounts in the table above represent the estimated cost of a typical relocation.

(7)

Outplacement Services. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also require us to provide two years of outplacement services. The amounts in the table above represent the estimated cost of such services.

(8)

Total—Conditional Cap on Change in Control Benefits. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” the officer will be paid such reduced benefits. The following amounts in the above table have been reduced in accordance with this provision: Relocation Expenses and Outplacement Services for Dr. Rhines; and Cash Severance Benefit, Health, Life and Disability Insurance Continuation, Relocation Expenses and Outplacement Services for Mr. Hinckley.

Compensation on Other Involuntary Terminations

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated by the Company without cause or by the officer with good reason in circumstances not involving a change in control. The definitions of “cause” and “good reason” for this purpose are the same as described above under “Change in Control Compensation.”

The following table shows the estimated severance benefits that would have been payable to the Named Executive Officers if, absent any change in control, each officer’s employment had been terminated on January 31, 2012 by us without cause or by the officer for good reason.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Restricted Stock Unit Acceleration(3)	Health, Life and Disability Insurance Continuation(4)	Director and Officer Insurance Continuation(5)	Total
Walden C. Rhines	$1,385,058	$3,379,012	$980,262	$28,323	$37,769	$5,810,424
Gregory K. Hinckley	$1,132,134	$2,822,493	$822,477	$28,323	$37,769	$4,843,196
L. Don Maulsby	$592,500	$548,213	$248,176	$18,753	$37,769	$1,445,411
Brian M. Derrick	$487,500	$321,154	$128,963	$24,806	$37,769	$1,000,192
Dean M. Freed	$412,500	$221,503	$100,252	$24,258	$37,769	$796,282

(1)

Cash Severance Benefit. The severance agreements provide for, among other things, cash severance benefits payable by us if, absent any change in control, the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to two times base salary as in effect at the time of the termination. The cash severance payment for all other executive officers is equal to one and one-half times base salary as in effect at the time of the termination. These amounts are payable in a lump sum within five days after termination. The severance agreements require us to make an additional cash payment equal to a pro rata portion of the annual incentive compensation that the officer would have received if the officer had remained employed for the balance of the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive compensation for fiscal 2012 because incentive compensation payments for fiscal 2012 are included in the Summary Compensation Table and no pro rata amounts would have been paid if officers had terminated employment on January 31, 2012.

(2)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s outstanding options that would have vested if employment had continued for an additional year, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 6 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options that would have vested on an involuntary termination (including all unexercisable Retirement Eligible Options), the aggregate value as of January 31, 2012 of those options assuming a 24-month remaining term for the Retirement Eligible Options and a 6-month remaining term for all other options and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to either 24 months or 6 months, as applicable, with the option values for 30-day, 6-month and 24-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation.

(3)

Restricted Stock Unit Acceleration. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide for immediate vesting of all of the officer’s unvested restricted stock units that would have vested if employment had continued for an additional year. Information regarding unvested restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the value of the shares that would have been issued under these awards on an involuntary termination based on a stock price of $13.87 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2012.

(4)

Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us for 18 months, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2012.

(5)

Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of a six-year tail policy with coverage similar to our current director and officer liability insurance policy.

Other Benefits Triggered on Termination due to Death or Disability

As of January 31, 2012, each Named Executive Officer held unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The award agreements governing all unvested restricted stock units provide that upon death or disability the restricted stock unit award shall be vested for at least 50% of the shares covered by the original grant. The aggregate value as of January 31, 2012 of restricted stock units that would have vested if death or disability had occurred on that date, was $1,068,975 for Dr. Rhines, $904,532 for Mr. Hinckley, $249,702 for Mr. Maulsby, $156,038 for Mr. Derrick and $123,415 for Mr. Freed, in each case based on a stock price of $13.87 per share which was the closing price of our Common Stock on the last trading day of fiscal year 2012.

As of January 31, 2012, each Named Executive Officer held outstanding unexercisable options as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide (i) for an additional one year of vesting on termination of employment due to death or disability, (ii) that upon death the option shall be exercisable for at least 50% of the shares covered by the original option grant, and

(iii) that upon either death or disability the option shall remain exercisable for one year. If death or disability of a Named Executive Officer had occurred on January 31, 2012, the sum of (i) for outstanding unexercisable options that would have vested (including all unexercisable Retirement Eligible Options), the aggregate value as of January 31, 2012 of those options assuming a 24-month remaining term for the Retirement Eligible Options and a one-year remaining term for all other options and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under accounting guidance applicable to stock-based compensation, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 30 days to either two years or one year, as applicable, with the option values for 30-day, one-year and two-year remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting guidance applicable to stock-based compensation, for each of the following Named Executive Officers was: Dr. Rhines—$4,121,514 on death and $3,971,912 on disability, Mr. Hinckley—$3,454,930 on death and $3,328,599 on disability, Mr. Maulsby—$787,008 on death and $753,763 on disability, Mr. Derrick $472,538 on death and $449,267 on disability, and Mr. Freed—$334,873 on death and $318,252 on disability.

SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

This Proxy Statement includes extensive disclosure regarding the compensation of our Named Executive Officers under the headings “Compensation Discussion and Analysis” and “Information Regarding Executive Officer Compensation” on pages 12 to 31 above. Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement. Accordingly, the Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Compensation Discussion and Analysis” and “Information Regarding Executive Officer Compensation” in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders, is approved.”

This proposal gives you as a shareholder the opportunity to endorse or not to endorse our executive compensation program by voting for or against the above resolution. As discussed under “Compensation Discussion and Analysis” above, our executive compensation program has been carefully designed and implemented to promote the achievement of our performance objectives, ensure that executives’ interests are aligned with shareholders’ interests in our success, provide compensation opportunities that will attract, retain, and motivate superior executive personnel, and compensate executives in line with the practices of comparable high technology industry companies. Accordingly, the Board of Directors recommends that you vote FOR the above resolution.

Vote Required

Adoption of Proposal No. 2 will require that the votes cast in favor of Proposal No. 2 at the Annual Meeting exceed the votes cast against Proposal No. 2. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 2. All valid proxies will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

Because the shareholder vote on the above resolution is advisory, it will not be binding on the Company, the Board of Directors or the Compensation Committee. We intend to consider the results of the shareholder vote on this proposal carefully, but will have no obligation to make any changes to our executive compensation program in response to a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF PROPOSAL NO. 2.

RE-APPROVAL OF EXECUTIVE VARIABLE INCENTIVE PLAN

(Proposal No. 3)

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to the chief executive officer and certain other highly compensated executive officers in any year on the Company’s Federal income tax return. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance-based compensation” as defined in regulations. To address the issue of deductibility of annual incentive compensation paid to executive officers, the Board of Directors approved the Executive Variable Incentive Plan (the “VIP”) and the VIP was approved by shareholders in 2007. The purpose of the VIP is to enable the Company to qualify the annual bonuses it pays as “performance-based compensation” that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m).

The VIP provides that it will terminate on the date of the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approved the VIP. This provision is consistent with the requirement under Section 162(m) that the VIP be re-approved by shareholders every five years in order for awards under the VIP to continue to qualify as performance-based compensation. Accordingly, unless the shareholders re-approve the VIP as requested in this proposal, the VIP will terminate on the date of the Annual Meeting. If the shareholders re-approve the VIP, the VIP will be extended for an additional five years until the 2017 Annual Meeting. No amendments to the VIP are proposed.

The following summary of the VIP is qualified in its entirety by reference to the terms of the VIP, a copy of which is attached as Exhibit A to this proxy statement.

Description of the VIP

Administration

The establishment of performance goals and related bonus opportunities under the VIP and all other decisions regarding the administration of the VIP will be made by the Compensation Committee, which is comprised solely of two or more “outside directors” as that term is defined in regulations under Section 162(m).

VIP Participants

VIP participants will include the Chief Executive Officer and the President of the Company. The Compensation Committee may designate any other executive officer of the Company as a VIP participant for any fiscal year at the time of establishment of performance goals for that year. Executive officers who are not designated as VIP participants will still participate in the Company’s annual variable incentive programs, but their bonuses will not be subject to the terms of the VIP.

Performance Bonus Categories

Performance bonuses under the VIP may be based in whole or in part on satisfying either 162(m) performance goals or other performance goals. The portion of any bonus based on achievement of 162(m) performance goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m); bonus portions based on other performance goals will not constitute “performance-based compensation” for this purpose. The “162(m) performance goals” shall be one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division, line of business, product line or other unit of the Company: revenues, bookings, gross margins, operating expenses, operating income, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), net income, earnings per share, stock price increase, asset turnover, reduction in leverage, days sales outstanding, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on investment, and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, stock based compensation expenses, restructuring charges, and special charges (determined according to criteria pre-established by the Compensation Committee). “Other performance goals” may consist of any objective or subjective goals determined by the Compensation Committee.

Performance Goals and Bonus Opportunities

To make a performance award to any participant for any fiscal year under the VIP, the Compensation Committee will establish in writing (i) a target cash bonus amount for the participant for performance in that year, (ii) the maximum cash bonus, (iii) the portion of the target bonus that will be payable based on 162(m) performance goals for the year and the portion of the target bonus that will be payable based on other performance goals for the year, (iv) the 162(m) performance goals and/or the other performance goals for the year, (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) performance goals and/or the other performance goals for the year and (vi) the timing of payment and any other conditions to payment under the award. The 162(m) performance goals for any fiscal year shall be established no later than the 90th day of that fiscal year.

Computation and Certification of Bonus

Following the conclusion of any year, prior to the payment of any cash bonuses under the VIP with respect to that year, the Compensation Committee will certify in writing the levels of attainment of the 162(m) performance goals and the other performance goals for the year, and the calculation of the total bonus amount for each participant. No bonus shall be paid if the related performance goal is not met, but the Compensation Committee may, in its discretion, reserve the right to reduce or eliminate a participant’s calculated award based on circumstances relating to the Company or the participant.

Discretionary Bonus

In addition to bonuses payable based on 162(m) performance goals and other performance goals, the Compensation Committee may, in its discretion, at any time determine to pay a bonus to a VIP participant with respect to performance in any fiscal year. Such discretionary bonuses will not constitute “performance-based compensation” within the meaning of Section 162(m). The Compensation Committee may not promise to pay any amount as a discretionary bonus as a substitute for amounts not earned under a 162(m) performance goal.

Maximum Bonus

The maximum cash bonus that may be paid or accrued for any participant with respect to performance in any fiscal year will be $5 million.

Amendment and Termination

The VIP may be amended or terminated by the Board of Directors at any time except to the extent that an amendment requires shareholder approval to maintain the qualification of VIP awards as performance-based compensation. Unless re-approved by the shareholders, the VIP will terminate at the first meeting of shareholders of the Company in 2017.

Plan Benefits

In April 2012, the Compensation Committee established the performance goals and target awards under the VIP for fiscal 2013. As in prior years, VIP awards for fiscal 2013 are based on the achievement of pre-established target levels of adjusted operating income, revenues and bookings. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent upon the Company’s performance for the current fiscal year. See “Summary Compensation Table” for the amounts of annual bonuses paid to the Named Executive Officers for fiscal 2012 performance under the VIP. All executive officers as a group (7 persons) were paid an aggregate of $2,731,606 in annual bonuses for fiscal year 2012 performance under the VIP.

Vote Required

Adoption of Proposal No. 3 will require that the votes cast in favor of Proposal No. 3 at the Annual Meeting exceed the votes cast against Proposal No 3. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 3. All valid proxies will be voted FOR Proposal No. 3 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF PROPOSAL NO. 3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

(Proposal No. 4)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed KPMG LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the fiscal year 2013 (ending January 31, 2013), subject to ratification by the Company’s shareholders. In taking this action, the Audit Committee considered carefully KPMG LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from shareholders.

Because the members of the Audit Committee value shareholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of KPMG LLP. The Audit Committee believes ratification is advisable and in the best interests of the shareholders. If the appointment of KPMG LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

Vote Required

Adoption of Proposal No. 4 will require that the votes cast in favor of Proposal No. 4 at the Annual Meeting exceed the votes cast against Proposal No 4. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Annual Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 4. All valid proxies will be voted FOR Proposal No. 4 unless a contrary choice is indicated.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF PROPOSAL NO. 4.

AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review and discuss the Company’s audited financial statements including management’s annual assessment of and report on internal control over financial reporting. We discussed with KPMG and the Company’s internal auditors the overall scope and plans of their audits. We met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with KPMG matters related to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with KPMG’s independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012.

AUDIT COMMITTEE

Patrick B. McManus, Chair

Sir Peter L. Bonfield

David S. Schechter

INDEPENDENT AUDITORS

The aggregate fees billed by KPMG LLP and/or accrued by the Company for the audit and other professional services rendered in fiscal year 2011 and fiscal year 2012 were as follows:

	FY2011	FY2012
Audit Fees(1)	$2,459,212	$2,592,203
Audit-Related Fees(2)	$10,537	$2,313
Tax Fees(3)	$883,433	$962,278
All Other Fees	$0	$0

(1)

Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements. Services include review of related 10-Qs and 10-Ks, the audit of internal control over financial reporting for purposes of issuing an opinion, attendance at Audit Committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of “management letters”, the audit of the income tax provision and, the audit of purchase accounting for mergers and acquisitions. Audit Fees also include fees for statutory audit services, comfort letters, and consents on SEC filings.

(2)	Audit-Related Fees are primarily for a share registration consent and a subscription to KPMG’s accounting research tool.

(3)	Tax Fees represent fees for the preparation and review of income tax returns, assistance with audits by taxing jurisdictions and tax consulting services provided regarding accounting and tax issues.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the nature of the fee arrangement, and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditors, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal year 2012, except that Gregory K. Hinckley had one late report with four late transactions involving a total of 8,000 shares related to gifts to trusts for his children.

ETHICS POLICIES

The Company has had a code of conduct in place for several years, which it refers to as its Standards of Business Conduct. All employees including executives and officers of the Company are to perform their work guided by the Company’s Standards of Business Conduct. The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Chair of the Audit Committee of the Board of Directors and the Company’s General Counsel are the Company’s Compliance Officers for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the attention of either of the Compliance Officers. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officers.

The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com/company/investor_relations/charters_ethics. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DIRECTIONS TO THE ANNUAL MEETING

The Annual Meeting will be held at our principal executive offices located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. From the Portland International Airport, take I-205 South and exit onto I-84 West. At the end of I-84 West, you will reach a junction of I-5 North and South. Take I-5 South toward Salem (to your left). After approximately 15 miles, take exit 286 toward Wilsonville/Elligsen Road. Turn left at S.W. Elligsen Road. Turn right at S.W. Parkway Center Drive. Turn left at S.W. Boeckman Road.

From I-5 north, take exit 283 toward Wilsonville. Turn right at S.W. Wilsonville Road. Turn left at S.W. Town Center Loop W. Turn left at S.W. Parkway Center Drive. Turn right at S.W. Boeckman Road.

Once you are in our parking lot, follow signs to the location of the Annual Meeting of Shareholders.

MANNER AND COST OF PROXY SOLICITATION

The Company will pay for the entire cost of soliciting proxies pursuant to this Proxy Statement. In addition to solicitation by mail, our directors, executive officers and employees may, without additional compensation, solicit proxies by telephone or other electronic means.

The Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $15,000 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives.

HOUSEHOLDING

Householding is a procedure under which shareholders who have the same address and last name receive only one copy of a company’s proxy statement and annual report from a company, bank, broker or other nominee, unless one or more of these shareholders notifies the company, bank, broker or other nominee that they wish to continue to receive individual copies. At the present time, we do not “household” for any of our shareholders of record. However, if you hold shares in street name, your bank, broker or other nominee may be delivering only one copy of this Proxy Statement and our Annual Report/Form 10-K to multiple shareholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other nominee has received contrary instructions from one or more of the affected shareholders in the household.

If you received only a single set of proxy materials and would like to receive a separate set of materials, follow the instructions described below and we will deliver another set to you promptly. Similarly, if you share an address with another shareholder(s) and you would like to request to receive only a single set of our annual disclosure documents in the future, follow the instructions below:

1. If your shares are registered in your own name, please write or call us at the following address or telephone number: Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462.

2. If a bank, broker or other nominee holds your shares in street name, please contact your bank, broker or other nominee directly.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2013 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than April 1, 2013. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than January 1, 2013.

By Order of the Board of Directors

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

EXHIBIT A

MENTOR GRAPHICS CORPORATION

EXECUTIVE VARIABLE INCENTIVE PLAN

1.    PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive variable incentive compensation directly linked to achievement of Company business objectives. This Plan is also intended to qualify eligible portions of the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for Federal income tax purposes.

2.    DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below:

(a)    “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: revenues, bookings, gross margins, operating expenses, operating income, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), net income, earnings per share, stock price increase, asset turnover, reduction in leverage, days sales outstanding, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on investment, and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, stock based compensation expenses, restructuring charges, and special charges (determined according to criteria pre-established by the Committee). The portion of any cash bonus paid under the Plan based on achievement of 162(m) Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(b)    “Award” means an annual cash incentive award granted in accordance with Section 4 of the Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Business Unit” means any subsidiary, division, line of business, product line or other unit of the Company.

(e)    “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f)    “Company” means Mentor Graphics Corporation.

(g)    “Other Performance Goals” means one or more targeted levels of performance for a fiscal year addressing aspects of a Participant’s individual job performance or the performance of the Company or of any Business Unit for which the Participant is responsible or to which the Participant contributes, as determined and established by the Committee in its discretion. Other Performance Goals may be either objectively or subjectively determinable. The portion of any cash bonus paid under the Plan based on achievement of Other Performance Goals will not constitute “performance-based compensation” within the meaning of Section 162(m).

(h)    “Participant” means the Chief Executive Officer and the President of the Company and such other executive officers of the Company as may be designated in writing by the Committee at the time of the establishment of 162(m) Performance Goals or Other Performance Goals for any fiscal year.

(i)    “Plan” means the Executive Variable Incentive Plan, as set forth herein and as may be amended from time to time.

(j)    “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.    ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4.    TARGET BONUSES AND PERFORMANCE GOALS. To make an Award to any Participant for any fiscal year under the Plan, the Committee shall establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the maximum cash bonus amount for the Participant for the year, (iii) the portion of the target bonus that will be payable based on 162(m) Performance Goals for the fiscal year and the portion of the target bonus that shall be payable based on Other Performance Goals for the fiscal year, (iv) the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, and (vi) the timing of payment and any other conditions to payment under the Award. The 162(m) Performance Goals for any fiscal year shall be established no later than the 90th day of that fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The terms of Awards shall be promptly communicated to Participants.

5.    COMPUTATION AND CERTIFICATION OF BONUS. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals and the Other Performance Goals for the year, and the calculation of the total bonus amount for each Participant. No bonus shall be paid if the related performance goal is not met.

6.    DISCRETIONARY BONUS. In addition to bonuses payable based on 162(m) Performance Goals and Other Performance Goals, the Committee may, in its discretion, at any time determine to pay a bonus to a Participant with respect to performance in any fiscal year. Such discretionary bonuses will not constitute “performance-based compensation” within the meaning of Section 162(m). The Committee shall not promise to pay any amount as a discretionary bonus as a substitute for amounts not earned under a 162(m) Performance Goal.

7.    MAXIMUM BONUS. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year shall be $5 million.

8. GENERAL PROVISIONS.

(a)    Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s fiscal year ending January 31, 2009. The Plan is subject to approval of the Company’s shareholders and was approved by shareholders at the 2007 Annual Meeting of Shareholders.

(b)    Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year in which the Plan was last approved or re-approved by shareholders. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c)    No Employment Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries. Except as otherwise determined by the Committee, if a Participant’s employment terminates for any reason before the payout date for an Award, the Participant will not be entitled to any payout under that Award.

(d)    Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required by law to deduct and withhold from such Award.

(e)    Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.

	0	■

MENTOR GRAPHICS CORPORATION

Annual Meeting, May 30, 2012

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Mentor Graphics Corporation on May 30, 2012 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

(Continued and to be signed on the reverse side.)

■		14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

MENTOR GRAPHICS CORPORATION

May 30, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.mentor.com/company/investor_relations/.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

”  Please detach along perforated line and mail in the envelope provided.  ”

■	20833300000000000000 5	053012

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Keith L. Barnes O Sir Peter L. Bonfield O Gregory K. Hinckley O J. Daniel McCranie O Kevin C. McDonough O Patrick B. McManus O Dr. Walden C. Rhines O David S. Schechter		2. Shareholder advisory vote on executive compensation.	☐	☐	☐
			3. Proposal to re-approve the Company’s Executive Variable Incentive Plan.	☐	☐	☐
			4. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending January 31, 2013.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE ABOVE MEASURES.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF PROPOSAL NOS. 2, 3 AND 4. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 30, 2012.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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